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                                  Exhibit 3.1

                            CERTIFICATE OF AMENDMENT

                                       TO

             THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             SFX BROADCASTING, INC.

     (Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

     SFX Broadcasting, Inc. (the "Corporation") , a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Corporation duly adopted a resolution setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate"). The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Board of Directors deems it advisable and in the best interest of the Corporation that Articles 5.1, 5.2 and 5.6 of the Certificate be amended in their entirety to read as follows:

     5.1 Identical Rights. Except as herein otherwise expressly provided in this Restated Certificate of Incorporation, including, without limitation, in connection with any transactions excepted from Sections 5.2 or 5.6 hereof, all Common Shares shall be identical and shall entitle the holders thereof to the same rights and privileges.

     5.2. Dividends. (a) When, as, and if dividends are declared by the Corporation's Board of Directors (the "Board of Directors"), whether payable in cash, in property, or in securities of the Corporation, the holders of Common Shares shall be entitled to share equally in and to receive, in accordance with the number of Common Shares held by each such holder, all such dividends, except that if dividends are declared that are payable in Common Shares, such stock dividends shall be payable at the same rate on each class of Common Shares and shall be payable only in Class A Shares to holders of Class A Shares, in Class B Shares to holders of Class B Shares and in Class C Shares to holders of Class C Shares, and except that the holders of the Class A Shares shall receive shares of class A common stock of SFX Entertainment, Inc. in the Spin Off (as defined in the Agreement and Plan of Merger, dated as of August 24,1997, as it may be amended from time to time, among SBI Holding Corporation, SBI Radio Acquisition Corporation and the Corporation) having rights, powers and privileges similar to the Class A Shares, and the holders of the Class B Shares shall receive shares of class B common stock of SFX Entertainment, Inc. in the Spin Off having rights, powers and privileges similar to the Class B Shares.

     5.6 Consideration on Merger, Consolidation, etc. In any merger, consolidation, or business combination, the consideration to be received per share by the holders of Class A Shares, Class B Shares and Class C Shares must be identical for each class of stock, except that in any such transaction in which shares of common stock are to be distributed, such shares may differ as to voting rights to the extent that voting rights now differ among the Class A Shares, the Class B Shares and the Class C Shares, except that, in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of August 24, 1997, as it may be amended from time to time (the "Merger Agreement"), among SBI Holding Corporation, SBI Radio Acquisition Corporation and the Corporation, each Class A Share shall receive the Class A Common Stock Merger Consideration (as such term is defined in the Merger Agreement) and each Class B Share shall receive the Class B Common Stock Merger Consideration (as such term is defined in the Merger Agreement), and except that the provisions of this Section 5.6 (other than this exception to such provisions) shall not be applicable to any other consideration to be received or which may be deemed to be received by the holders of the Common Shares (including the holders of Class B Shares) pursuant to (i) the Spin Off or the Alternate Transaction (as such terms are defined in the Merger Agreement), (ii) any of the

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agreements contemplated by the Merger Agreement, including, without limitation, the Consulting, Non-Compete and Termination Agreement among SBI Holding Corporation, the Corporation and Robert F.X. Sillerman and the Stockholder Agreement among SBI Holding Corporation, SBI Acquisition Corporation, the Corporation and Robert F.X. Sillerman or (iii) the employment agreements, as presently in force or as amended or entered into from time to time, of Robert F.X. Sillerman and Michael G. Ferrel.

SECOND: That this amendment to the Certificate has been duly adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by Richard A. Liese, its Associate General Counsel, this 7 day of April, 1998.


                                          By: /s/ Richard A. Liese
                                          -------------------------
                                          Richard A. Liese,
                                          Vice President and Associate General
                                          Counsel

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